EXHIBIT 99










                                3045 CORPORATION
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS
                                November 30, 1999

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                           C O N T E N T S

                                                                            Page

INDEPENDENT AUDITOR'S REPORT                                                 F-2

FINANCIAL STATEMENTS

   Balance Sheet                                                             F-3

   Statement of Loss and Accumulated Deficit During the Development Stage    F-4

   Statement of Cash Flows                                                   F-5

   Statement of Deficiency in Assets                                         F-6

NOTES TO FINANCIAL STATEMENTS                                          F-7 - F-9

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                               Independent Auditor's Report


Stockholders and Board of Directors
3045 Corporation (A Development Stage Company)
Fort Lauderdale, Florida

We have audited the accompanying balance sheet of 3045 Corporation(A Development Stage Company), as of November 30, 1999, and the related statements of loss and accumulated deficit during the development stage, cash flows, and deficiency in assets for the period from inception (October 26, 1999) to November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3045 Corporation (A Development Stage Company) at November 30, 1999, and the results of its operations and its cash flows for the period from inception (October 26, 1999) to November 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered losses from operations and other transactions, has a working capital deficiency and has a deficiency in assets that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                 /s/ Dohan and Company, CPA's
December 8, 1999
Miami, Florida

3045 CORPORATION
(A Development Stage Company)

BALANCE SHEET
--------------------------------------------------------------------------------
November 30, 1999
--------------------------------------------------------------------------------
 ASSETS
   Cash                                                          $        8,331
--------------------------------------------------------------------------------
 TOTAL ASSETS                                                    $        8,331
================================================================================


 LIABILITIES AND DEFICIENCY IN ASSETS

 LIABILITIES
   Note payable to officer/shareholder                           $       15,500
   Accrued expenses and other liabilities                                 8,267
--------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                       23,767
--------------------------------------------------------------------------------

 COMMITMENTS AND CONTINGENCIES (NOTE 6)

 DEFICIENCY IN ASSETS
   Preferred stock, no par value, 10,000,000 shares authorized;
     none outstanding                                                         -
   Common stock, no par value, 50,000,000 shares authorized,
     1,037,000 shares issued and outstanding                              5,350
   Stock subscriptions receivable                                          (100)
   Deficit accumulated during the development stage                     (20,686)
--------------------------------------------------------------------------------
 TOTAL DEFICIENCY IN ASSETS                                             (15,436)
--------------------------------------------------------------------------------

 TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                      $        8,331
================================================================================
See accompanying notes.

3045 CORPORATION
(A Development Stage Company)

STATEMENT OF LOSS AND ACCUMULATED DEFICIT DURING THE DEVELOMENT STAGE
--------------------------------------------------------------------------------
For the period from inception (October 26, 1999) to November 30, 1999
--------------------------------------------------------------------------------
EXPENSES
  Professional fees                                             $        20,450
  Office expenses                                                           219
  Other operating expenses                                                   17
--------------------------------------------------------------------------------
NET LOSS BEFORE INCOME TAXES                                            (20,686)

INCOME TAXES                                                                  -
--------------------------------------------------------------------------------

NET LOSS AND ACCUMULATED DEFICIT DURING THE DEVELOPMENT STAGE   $       (20,686)
================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                    490,133
================================================================================

BASIC NET LOSS PER SHARE                                        $         (0.04)
================================================================================
See accompanying notes.

3045 CORPORATION
(A Development Stage Company)

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
For the period from inception (October 26, 1999) to November 30, 1999
--------------------------------------------------------------------------------

 CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                     $       (20,686)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
      Common stock exchanged for services                                 3,750

   Increase in accrued liabilities                                        8,267
--------------------------------------------------------------------------------
       NET CASH USED BY DEVELOPMENT STAGE OPERATING ACTIVITIES           (8,669)
--------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from note payable to officer/shareholder                     15,500
   Sale of common stock                                                   1,500
--------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                         17,000
--------------------------------------------------------------------------------

 NET INCREASE IN CASH AND EQUIVALENTS FOR THE PERIOD
   AND CUMULATIVE DURING THE DEVELOPMENT STAGE                            8,331

 CASH AND EQUIVALENTS - BEGINNING OF PERIOD                                   -
--------------------------------------------------------------------------------
 CASH AND EQUIVALENTS - END OF PERIOD                           $         8,331
================================================================================
 SUPPLEMENTAL DISCLOSURES
   Interest paid                                                $             -
   Income taxes paid                                            $             -

 SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
   Common Stock issued for subscription receivable              $           100
================================================================================
See accompanying notes.

3045 CORPORATION
(A Development Stage Company)

STATEMENT OF DEFICIENCY IN ASSETS

                                                       Accumulated
                                                         Deficit
                Common Stock  Additional    Stock      During the          Total
              --------------   Paid-in  Subscription  Development  Deficiency in
Description   Shares  Amount   Capital    Receivable      Stage           Assets

Common stock
issued for
cash           30,000 $ 1,500   $   -      $    -        $    -       $    1,500

Common stock
exchanged for
services    1,005,000   3,750       -           -             -            3,750

Issuance of
common stock
for stock
subscription    2,000     100       -       (100)             -                -

Cumulative net
loss for the
period from
inception
(October 26,
1999)to November
30, 1999                -       -       -           -   (20,686)        (20,686)
--------------------------------------------------------------------------------
Balance,
November 30,
1999        1,037,000 $ 5,350   $   -   $   (100)    $  (20,686)      $ (15,436)
================================================================================
See accompanying notes.

3045 CORPORATION (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS


NOTE 1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Business Activity

          3045 Corporation (A Development Stage Company) (the Company) is a Florida corporation formed in October 1999, primarily to provide information services related to the mortgage industry through the Internet.

          Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          Income Taxes

          The Company follows Statement of Financial Accounting Standards
          No. 109 (FAS 109), "Accounting for Income Taxes." FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

          Advertising

          Advertising costs will be expensed as incurred.

          Basic Net Loss Per Common Share

          The Company follows the provisions of FASB Statement No. 128
          (SFAS No. 128), "Earnings Per Share." SFAS No. 128 requires companies to present basic earnings per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required by Accounting Principles Board Opinion No. 15, "Earnings Per Share." Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year.

          Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

          Fair Value of Financial Instruments

          The carrying amount of the Company's financial assets and liabilities at November 30, 1999, approximate fair value due to the short maturity of the instruments.

          Development Stage Company

          The Company has been devoting its efforts to activities such as raising capital, establishing sources of information, and developing markets for its planned operations. The Company has not yet generated any revenues and, as such, it is considered a development stage company.

NOTE 2.   RELATED PARTY TRANSACTIONS

          The Company issued 950,000 shares of common stock to the President of the Company in November 1999, for services as founder. These shares were issued at a total value of $1,000. These shares are intended to be registered with the Securities and Exchange Commission.

          The Company sold one thousand shares to a related party, through family relationship, in November 1999. These shares were sold at a a value of $.05 per share for a total of $50.

          Note payable from officer/shareholder at November 30, 1999 was $15,500. This note is unsecured, due on demand, and provides for annual interest at 12%.

NOTE 3.   INCOME TAXES

          At November 30, 1999, the Company had a net operating loss available for carryforward of approximately $20,700. This loss may be carried forward to offset federal income taxes in future years through the year 2019. However, if subsequently there are ownership changes in the Company, as defined in Section 382 of the Internal Revenue Code, the Company's ability to utilize net operating losses available before the ownership change may be restricted to a percentage of the market value of the Company at the time of the ownership change. Therefore, substantial net operating loss carryforwards could, in all likelihood, be limited or eliminated in future years due to a change in ownership as defined in the Code. The utilization of the remaining carryforwards is dependent on the Company's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

          The Company computes deferred income taxes under the provisions of FASB Statement No. 109 (SFAS 109), which requires the use of an asset and liability method of accounting for income taxes. SFAS No. 109 provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that, a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit resulting from the net operating loss carryforward of $3,103 may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit of $3,103 has been established, resulting in no deferred tax benefits as of the balance sheet date.

NOTE 4.   GOING CONCERN AND MANAGEMENT'S PLANS

          As shown in the accompanying financial statements, the Company incurred net losses of $20,686 for the period from inception (October 26, 1999) to November 30, 1999. As a result, the Company has a negative working capital and a deficiency in assets. The ability of the Company to continue as a going concern is dependent upon its ability to obtain financing and achieve profitable operations. The Company anticipates meeting its cash requirements through the financial support of its management until a customer base is developed.

          The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 5.   COMMITMENTS AND CONTIGENCIES

          Year 2000

          The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. The Company does not own any computer systems as of year-end and does not have any key suppliers. The Company anticipates purchasing Y2K compliant hardware and software for its business.
          The Company has been advised by its financial institution that they are addressing all of the year 2000 issue and that they expect timely achievement of year 2000 readiness. Thus, the Year 2000 issue is not expected to have a material impact on the Company's financial position or results of operations.

          Office Space

          The Company shares its executive offices with a company owned by the President of the Company. The Company occupies a small portion of the total space of 400 square feet, free of charge.

NOTE 6.   COMMON STOCK

          In November 1999, the Company issued 32,000 shares of common stock at a stated value of $.05 per share, for a total value of $1,600. A stock subscription receivable of $100 was recorded at the date of issuance.


NOTE 7.   SUBSEQUENT EVENT

          The Company is in the process of registering 1,037,000 shares of its common stock with the Securities and Exchange Commission, under Form SB-2. This offering is comprised of securities offered by Selling Security Holders only. Although the Company has agreed to pay all offering expenses, it will not receive any additional proceeds from the sale of the Securities offered.